Consent of Accountants



The Board of Directors
Mentor Graphics Corporation:


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774, 33-57147,
33-57149, 33-57151, 33-64717, 333-49579 and 333-69223) and on Form S-3 (Nos.
33-52419, 33-56759, 33-60129, 333-277, 333-2883 and 333-11601) of Mentor
Graphics Corporation of our reports dated February 1, 1999, except for note 13, which is as of February 10, 1999, relating to the balance sheets of Mentor Graphics Corporation as of December 31, 1998 and 1997, and the related statements of operations, cash flows and stockholders' equity and related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Mentor Graphics Corporation.



                                       KPMG Peat Marwick LLP



Portland, Oregon
March 30, 1999